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                                                                       EXHIBIT 5

                         [LETTERHEAD OF TENNECO INC.]
                               November 18, 1996



Tenneco Inc.
1275 King Street
Greenwich, Connecticut 06831

            Re:  8 1/4% Cumulative Junior Preferred Stock, Series A

Gentlemen:

     I have acted as the General Counsel of Tenneco Inc., a Delaware corporation (the "Corporation"), in connection with the public offering of 6,000,000 shares of the Corporation's 8 1/4% Cumulative Junior Preferred Stock, without par value, with a stated value of $50 per share (the "Series A Junior Preferred Stock"), pursuant to that certain Underwriting Agreement (the "Underwriting Agreement") dated November 12, 1996 by and between the Corporation and Morgan Stanley & Co. Incorporated for itself and as the representative of the other Underwriters (as defined in the Underwriting Agreement). The following opinion is being furnished to you to be filed as Exhibit 5 to the Corporation's Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended.

     I am familiar with the Registration Statement (the "Registration Statement") on Form S-3 (File No. 333-14009) filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on October 11, 1996 as thereafter amended by Amendment No. 1, filed on October 25, 1996 and Amendment No. 2, filed on November 5, 1996 (which includes the information contained in the Registration Statement on Form S-3 (File No. 333-15909) filed by the Corporation pursuant to Rule 462(b) under the Act) and the Prospectus and Prospectus Supplement thereto, all with respect to the Series A Junior Preferred Stock. I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such other documents, evidence of corporate action and instruments as I have deemed necessary or advisable for the purpose of rendering this opinion. In all such examinations I have assumed the genuineness of signatures, the authority to sign, and the authenticity of all documents submitted to me as originals. I have also assumed the conformity with the originals of all documents submitted to me as copies.

     Based on and subject to the foregoing, I am of the opinion that the Series A Junior Preferred Stock upon issuance and receipt by the Corporation of payment therefor in accordance with the Underwriting Agreement will be validly issued, fully paid and non-assessable.

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Tenneco Inc.
November 18, 1996
Page 2



      I hereby consent to the use of my name under the caption "Legal Matters" in the Prospectus Supplement for the Series A Junior Preferred Stock forming a part of the Registration Statement, and to the filing, as an exhibit to the Corporation's Current Report on Form 8-K, of this opinion. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.


                                                Very truly yours,


                                                Theodore R. Tetzlaff